Exhibit 10.9

Central Taiwan Science Park Bureau Emerging Technology

Application Project

Contract

Project Title：Development of Novel Architecture for High-

Reliability Crystal Phosphors and Tilted Scanning Prisms in

Advanced High-Power Laser Source Modules (1/2)

Applicant Organization：Taiwan Color Optics, Inc.

Academic Institution：National Chung Hsing University

2021 / 05 / 07

Central Taiwan Science Park Bureau
Emerging Technology Application Project
Subsidy Contract

Party A ：Central Taiwan Science Park Bureau

Party B ：Taiwan Color Optics, Inc.

Party C ：National Chung Hsing University

Whereas Party A is subsidizing the collaborative execution of the “Development of Novel Architecture for High-Reliability Crystal Phosphors and Tilted Scanning Prisms in Advanced High-Power Laser Source Modules” emerging technology application project (referred to as “the Project”) (Project Code: 110RB02) by Party B and Party C, the undersigned parties hereby agree to abide by this contract, with the following terms and conditions:

Article 1 - Contract Documents

1.	The contract documents encompass the following items:

(a)	This contract, its appendices, changes, or supplements

(b)	Approved budget list

(c)	Implementation guidelines for the Ministry of Science and Technology’s Science Park Emerging Technology Application Project (referred to as “the Implementation Guidelines”)

(d)	Project application and its appendices

(e)	Central Taiwan Science Park Emerging Technology Application Project Management and Fund Verification Handbook (referred to as “the Management Handbook”)

2.	The aforementioned documents may be presented in their original form or as copies in writing, audio recording, microfilm, photographs, electronic digital data, samples, or any other applicable formats.

3.	All provisions within the contract documents may complement, explain, or reference each other. In case of inconsistencies, unless otherwise specified:

(a)	Contract terms take precedence over terms contained in other attached documents, except when attached terms have specific declarations, in which case, the latter shall not be limited by this.

(b)	The Implementation Guidelines take precedence over the contents of the Project application and its appendices, except where the contents of the Project application and its appendices, as approved by Party A, surpass the Implementation Guidelines. However, if the Implementation Guidelines permit companies to make specific declarations within the Project application and its appendices and such declarations are accepted by Party A during review, the contents of the Project application and its appendices shall prevail.

(c)	Documents with more recent approval dates by Party A take precedence over those with older approval dates.

(d)	In case of any remaining ambiguity, Party A’s interpretation shall prevail.

Article 2 - Duration of Implementation

1.	The execution period of this project shall commence on May 1st, 2021 and conclude on April 30th, 2022, in the Republic of China (Taiwan) calendar.

2.	For one-year project applications, the execution period of this project is the same as the project’s duration. For two-year project applications, the contract shall be signed annually, with the execution period for this project as defined in the preceding clause. For projects with durations beyond two years, separate contracts shall be signed. The second-year project must be subjected to Party A’s review and approval in accordance with Article 9, Clause 2, and the signing of the contract shall take place after the approval of the second-year project.

3.	If there is a need for an extension of the project execution period, Party B may submit a written application to Party A during the execution period of this project, requesting an extension and obtaining approval. The extension of the project execution period shall not exceed three months at a time. The expenses incurred during the extended period for the execution of this project by Party B and Party C shall be borne individually by Party B and Party C, without additional subsidy and not included in the current project’s closing settlement budget.

Article 3 - Total Amount of Subsidy Funds

1.	The total amount of subsidy funds for this project is NTD: Four Million Three Hundred Ten Thousand, with Party A providing NTD: Two Million Five Hundred Ten Thousand to Party B, and NTD: One Million Eight Hundred Thousand to Party C. The specific items and amounts shall be based on the approved budget list of the project.

2.	For previously unallocated subsidy items (limited to personnel expenses, consumable equipment and raw material costs, certification and verification fees, and venue rental fees for participation in international exhibitions) that are reviewed and confirmed as necessary for the execution of this project during its execution period, Party B shall seek prior approval from Party A for inclusion. The necessary funds for such items shall be reallocated from other subsidy items; Party A will not provide additional subsidy.

3.	In cases where Party B requires funds from one subsidy item that must be interchanged with other subsidy items to execute the project, Party B must submit a written application to Party A before proceeding and obtain approval for the interchange. The total sum of funds requested for interchange shall not exceed twenty-five percent (25%) of Party B’s subsidy funds.

4.	If there are any listed subsidy items or adjustments to funding for Party C during the execution period of this project, Party C shall handle such matters in accordance with the principles of project funding management stipulated by the Ministry of Science and Technology for research projects. Party A will not provide additional subsidy for these matters.

Article 4 - Disbursement of Subsidy Funds

1.	First Tranche

(a)	Upon successful mid-term inspection conducted by Party A in accordance with Article 8 of this contract, Party B shall, by December 5th, 2021, submit an application to Party A for the disbursement of the subsidy funds as per the provisions of Article 5, Clause 2 of this contract. The application shall include the original receipts for the (2021) fiscal year, photocopies of self-raised funds receipts, expenditure forms, and receipts. Upon approval of these documents, Party A shall disburse the verified funds to Party B as per the verified expenditure. The funds requested by Party B, combined with the expenditure of the (2021) subsidy from Party C, shall not exceed sixty percent (60%) of the total subsidy amount. Any expenses exceeding this verification ratio shall be borne by Party B’s self-raised funds. For the remaining balance within the verification ratio, the verification process shall be conducted by submitting original receipts for the following year during the project’s closing acceptance.

(b)	Party C shall submit a receipt to Party A for the disbursement of fifty percent (50%) of the subsidy funds allocated to Party C for this project after completing the signing procedure.

2.	Second Tranche

(a)	Upon completion of the acceptance review process conducted by Party A in accordance with Article 9 of this contract, Party B shall, in accordance with the provisions of Article 5, Clause 2 of this contract, submit an application to Party A for the disbursement of the subsidy funds with original receipts for the (2021) fiscal year and expenditure forms. The requested subsidy funds, when combined with the previously verified funds, shall not exceed Party B’s allocated subsidy funds. Party A shall disburse the verified funds to Party B based on this verification.

(b)	Upon successful mid-term inspection conducted by Party A in accordance with Article 8 of this contract, Party C shall submit a receipt to Party A for the disbursement of fifty percent (50%) of the subsidy funds allocated to Party C for this project after Party A receives the receipt.

3.	The total sum of subsidy funds requested by Party C shall not be less than thirty percent (30%) of the total subsidy funds allocated. The items and amounts of subsidy funds requested by Party B shall be limited to those specified in Party A’s approved budget list. Party B’s self-raised funds (including personnel expenses, consumable equipment and raw material costs, research equipment amortization fees - not exceeding thirty percent (30%) of the total project cost, and other research expenses) shall not be less than the total subsidy funds allocated for this project. In case the proportion of Party B’s self-raised funds deviates from this provision, the requested subsidy funds shall be adjusted proportionally.

4.	In case of necessity, Party A may notify Party B and Party C in writing to modify the disbursement method of subsidy funds. Party B and Party C shall not object to such modifications.

Article 5 - Financial Reporting and Data Retention

1.	Party B shall categorize and bind the original receipts for the requested subsidy funds and photocopies of self-raised funds receipts, and Party C shall bind the original receipts for the requested subsidy funds, in chronological order according to the approved budget list. The original receipts submitted by Party B must bear the seals of the responsible person and relevant personnel (e.g., personnel, financial, or accounting managers), and the original receipts submitted by Party C shall be affixed to the original receipt retention form, indicating the item and purpose of expenditure. If there are English terms, they should be annotated in Chinese. These documents shall bear the seals of the institutional representative and relevant personnel (e.g., chief accountant, administrative procurement personnel, asset acceptance personnel, or project leaders).

2.	Party B shall send the original receipts for the (2021) fiscal year, photocopies of self-raised funds receipts, and expenditure forms to Party A for verification. The original receipts and photocopies of self-raised funds receipts for other subsidy items shall be sent to Party A within two months after the project’s execution period ends, along with income and expense statements, expenditure details, and closing balance sheets. However, Party A may agree to retain the institution carrying out on-site audits of the original receipts. In this case, the original receipts can be kept by the beneficiary institution and submitted to Party A along with income and expense statements, closing balance sheets, and expenditure details at the end of the fiscal year and within two months after the project’s execution period ends. Other matters not addressed herein shall be governed by the relevant provisions of the project implementation manual.

3.	In the case of institutions implementing on-site audits of the original receipts, Party A may assign personnel or accompany auditors to conduct spot checks of related documents, records, and account books. The institution shall cooperate and not refuse the audit. After the audit, the original receipts and other relevant materials shall be properly preserved in accordance with the “Accounting Act,” “Auditing Act,” “Government Accounting Certificate Preservation, Inspection, and Disposal Cautions,” and other relevant laws and regulations. The retention period shall not be less than ten years. The original receipts that have reached the disposal period shall be disposed of with Party A’s consent. If Party B faces dissolution or other circumstances that prevent the preservation of the original receipts, Party B shall report to Party A within 30 days prior to the occurrence of such circumstances and submit the original receipts to Party A for safekeeping. In case of loss, damage, or other situations concerning the retained original receipts, Party A shall follow the provisions of the “Government Accounting Certificate Preservation, Inspection, and Disposal Cautions,” Clause 10.

4.	Party B and Party C shall be limited by the scope of the cooperation agreement signed with Party A for the disbursement of subsidy funds.

5.	If Party C is a government agency, public school, or public enterprise and receives subsidies to conduct procurement, it shall adhere to the procedures for bidding, awarding, and acceptance in accordance with the “Government Procurement Act” and other relevant regulations. If Party C is a legal entity or organization receiving government subsidies for procurement, and the subsidy amount constitutes more than fifty percent (50%) of the total procurement amount and exceeds the announced amount, it shall follow the procedures for bidding, awarding, and acceptance as stipulated by the “Government Procurement Act” and other relevant regulations. If Party A discovers violations of the “Government Procurement Act” by Party C, Party A may reduce the subsidy amount, recover the disbursed subsidy, and, in severe cases, terminate or rescind the contract in accordance with the provisions of Article 13 of this contract.

6.	Party B and Party C shall be responsible for the authenticity of the payment facts presented in the expenditure vouchers for all expenses. They shall bear relevant responsibilities for any falsifications.

7.	Party C shall conduct financial verification in accordance with the relevant regulations of the Ministry of Science and Technology for subsidized research projects. It shall thoroughly verify the expenditure vouchers for project subsidy funds. If Party C finds that the project leader has not used the funds according to the subsidy purpose or has engaged in false reporting, overreporting, or other misconduct, Party C shall not reimburse those expenses and shall instruct the project leader to make improvements within a specified period.

8.	Party B and Party C shall be subject to the audit of the expenditure vouchers for all expenses incurred during the execution of this project by Party A, the Ministry of Science and Technology, or relevant auditing authorities. If violations, such as not using the funds for their intended purpose, false reporting, or overreporting, are found, Party A may terminate the contract, recover the relevant subsidy funds, and, based on the severity of the situation, reject applications for subsidy projects from Party B and Party C for a period of one to five years.

9.	If Party B and Party C’s expenditure vouchers are found to have the aforementioned situations or violations of Article 8, Clause 2 of this contract, or any other significant matters under this project’s implementation, Party A shall notify Party B and Party C, or the principal investigator of Party B and the principal investigator of Party C, to provide a written defense. The case shall be reviewed by the review committee meeting as per the relevant provisions of this project’s implementation guidelines.

10.	The amount of subsidy for this project shall not be included in Party B’s annual research and development expenses. The salary portion (including subsidy and self-raised funds) of full-time research and development personnel funded by the project shall not be applied for or receive government funding from other projects of government agencies. For part- time personnel, the total invested working hours from this project and other relevant government projects shall not exceed one hundred percent (100%). Concealment or falsification shall lead to the revocation of this subsidy project and the retrieval of disbursed funds.

Article 6 - Changes to Project Content

The project content shall be based on the project proposal submitted by Party B and Party C. During the execution period of this project, if Party B or Party C needs to make changes to the project content due to factual requirements, Party B may submit relevant information stating the reasons and obtain approval from Party A after review. However, in principle, changes to the content cannot be applied for if the project has already exceeded the execution period.

Article 7 - Special Agreements and Handling of Changes for Project Principal Investigator, Project Leader, and Researchers

1.	The project’s principal investigator at Party B must be an existing employee of Party B and cover the entire execution period within their tenure.

2.	The project leader at Party C is limited to participating in one Central Taiwan Science Park emerging technology application project per fiscal year.

3.	During the execution period of this project, any changes in the project’s principal investigator, project leader, co-principal investigator at Party B, or project leader at Party C shall be reported to Party A in writing for record. Changes in the employment and alterations of researchers at Party C shall be handled in accordance with the relevant provisions of the Ministry of Science and Technology’s guidelines for employment of research manpower in subsidized projects.

4.	During the execution period of this project, if the project leader at Party C is unable to carry out the project due to exceptional circumstances or does not meet the qualifications stipulated in the operation guidelines of the Ministry of Science and Technology for subsidized special research projects, except in special cases where Party A agrees to continue the execution, the project must be cancelled, suspended, or transferred to a new institution, or the project leader must be replaced. Application for transfer to a new institution for continued execution, as per the aforementioned provision, must be accompanied by a copy of the appointment letter from the new institution, submitted by the original institution to Party A for approval before proceeding with the transfer.

Article 8 - Project Execution Monitoring

1.	During the execution period of this project, Party B shall be responsible for supervising the project and enhancing the utilization of outcomes. Party A may track and assess the execution in the following ways:

(a)	Mid-term Report:

Within 3 days after 6 months from the start of this project, Party B shall submit a progress report on the project’s execution status and a detailed budget utilization statement for mid-term review by Party A. Party A may request written information on the execution from both Party B and Party C at any time.

(b)	Mid-term Visit:

When necessary, Party A may send personnel or organize a visiting team to inspect the execution overview of the project, relevant documents, financial records, and other matters related to this project. Party B and Party C shall cooperate accordingly.

2.	Based on the verification results mentioned above, if Party A finds that Party B and Party C have not commenced the project, suspended the project, or if significant delays in progress occur, Party A may issue a notice to Party B and Party C for improvement within a specified period. If improvement is not achieved within the stipulated period, Party A may terminate the contract in accordance with the provisions of Article 13 of this contract.

Article 9 - Submission and Acceptance of Research Achievements

1.	Within two months after the completion of the execution period of this project, Party B shall compile three sets of research achievement reports and concise reports (including supporting documents and related electronic files) from Party C, along with all required documents as stated in Article 5, Section 2 of this contract, and submit them to Party A for review and acceptance. Party B and Party C shall bear full responsibility for the content of the aforementioned achievement reports and the actual use of research outcomes. If certain information involves trade secrets, patents, other intellectual property rights, disclosure of information, or technology transfer that is not suitable for public disclosure, such information may be excluded from the achievement reports and concise reports, but supporting documents shall be attached. Party A may disclose the concise reports, while the achievement reports and supporting documents will not be disclosed in principle.

2.	For those applying for a two-year project, Party B should submit the application for the second-year project and the progress report for the first- year project to Party A within two months before the end of the first-year project’s execution period, for review and approval of the second-year project. If the review by Party A does not approve the second-year project, the signing of the contract for the second-year project will not be processed. Furthermore, if the first-year project is terminated or the contract is dissolved by Party A after the signing of the second-year project contract, Party A should immediately terminate or dissolve the contract for the second-year project.

3.	Party A may dispatch personnel along with experts to conduct on-site acceptance of research outcomes. If the research project pertains to software, its programs and operational effectiveness shall be assessed; if the research project involves hardware, its actual functions shall be evaluated. If, based on the results of Party A’s acceptance, some work items are found not to have achieved the predetermined objectives, Party B may be notified to improve within a specified period. If improvement is not achieved within the stipulated period and it is assessed that there is no significant impact on the overall project performance, Party A may adjust the subsidy for Party B or Party C based on the weight of the unachieved work items, without being bound by the limitations set forth in the first part of Article 4, Section 3 of this contract.

4.	Based on the acceptance results mentioned above, if Party A deems that there are significant differences in product technical specifications from the original plan, poor execution results, or other major issues requiring improvement, Party A may issue a notice to Party B or Party C for improvement within a specified period. After the period elapses, another acceptance will be conducted. If the outcome is still unsatisfactory, Party A may terminate the contract in accordance with the provisions of Article 13 of this contract.

5.	Within two years after the completion of the execution period of this project, Party B shall submit subsequent effectiveness reports (including patents, technology transfer, output value, published papers, talent development, and employment status) to Party A every six months. Party B shall cooperate with Party A in promoting research and development outcomes and the project. If Party B fails to submit the reports on time, Party A may suspend the acceptance of Party B’s project applications for one to five years. If necessary, even after the period has ended, Party A may still request Party B and Party C to provide or update relevant information on subsequent effectiveness. Party B and Party C shall cooperate and may not refuse.

Article 10 - Ownership, Management, and Utilization of Research and Development Results

1.	The ownership of research and development results of this project shall follow one of the following methods:

■	The ownership of research and development results of this project belongs to Party B.

☐	The ownership of research and development results of this project is to be jointly negotiated and agreed upon by Party B and Party C according to relevant regulations.

2.	Party A has the right to publish the research project and its outcomes, and within the territories of the Republic of China (Taiwan) and abroad, Party A has the non-exclusive right to implement without charge.

3.	Party B and Party C are responsible for the management and utilization of the research and development results of this project. This includes applying for and ensuring domestic and foreign rights, licensing, transfer, income, avoidance, disclosure of related information, delegation, trust, litigation, or any other activities related to the management or utilization of research and development results. Party B and Party C shall establish an internal administrative procedure for the management of research and development outcomes, handle patent applications, technology transfers, patent licensing, and related matters. Party A may audit the performance, mechanisms, procedures, and related matters of Party B and Party C’s management and utilization of research and development outcomes, and include them as criteria for subsidy review. If, after an audit by Party A, the proper procedures are not effectively carried out according to regulations, aside from improvements within the specified period as notified, if necessary, Party A may suspend or partially suspend the subsidies for a certain period.

4.	When Party B and Party C transfer research and development results to third parties, they shall follow the relevant provisions of the “Regulations Governing the Ownership and Utilization of Scientific and Technological Research and Development Results by the Ministry of Science and Technology.” In case of violations of the above provisions, if Party A verifies and confirms that the responsibility lies with Party B or Party C, Party A may terminate the contract and recover the subsidy.

5.	In the event of circumstances stipulated in Article 16 of the “Regulations Governing the Ownership and Utilization of Scientific and Technological Research and Development Results by the Ministry of Science and Technology,” Party A may require Party B and Party C to authorize a third party to implement research and development results or, when necessary, take ownership of the research and development results.

6.	In accordance with Article 17 of the “Regulations Governing the Ownership and Utilization of Scientific and Technological Research and Development Results by the Ministry of Science and Technology,” Party C shall remit 20% of the income obtained from managing or utilizing research and development results to Party A; Party B is exempt from such remittance.

7.	If the Principal Investigator of Party C changes affiliation during the execution period of this project, issues related to the ownership, management, and utilization of research and development results shall be coordinated by Party B, the former and new affiliations, and the Principal Investigator of Party C. These matters shall be handled upon obtaining Party A’s consent through a letter from Party B.

8.	When Party B and Party C utilize or promote research and development results, they shall not, without prior written consent from Party A, use Party A’s name, emblem, or other insignia in connection with the utilization of research and development results (including but not limited to public marketing, promotion of products/services, or advertising materials). They shall not in any way indicate any association with Party A.

9.	After Party B and Party C are granted patents for research and development results, they shall clearly indicate the patent certificate number when publishing project results, research reports, or commercial applications through technology licensing.

10.	Unless otherwise agreed, Party B and Party C shall manage and utilize research and development results in accordance with the “Basic Science and Technology Act,” the “Regulations Governing the Ownership and Utilization of Scientific and Technological Research and Development Results by the Ministry of Science and Technology,” the “Regulations Governing the Ownership and Utilization of Scientific and Technological Research and Development Results by the Ministry of Science and Technology,” the implementation guidelines of this project, and other relevant laws and regulations.

Article 11 - Intellectual Property Infringement Liability

1.	In the event that Party B or Party C engages in any action or produces any research results during the project execution period that infringe upon intellectual property rights such as copyrights, patents, or other rights, Party A may terminate the contract and recover the granted subsidies. The legal responsibilities arising from such actions shall be borne solely by Party B and Party C.

2.	If any legal action, litigation, or arbitration arises due to the actions of Party B or Party C involving infringement of the rights of third parties or similar matters, Party B shall immediately notify Party A in writing. Should any third party claim against Party A for the use of intellectual property subject to the rights of either Party B or Party C, Party B or Party C shall jointly indemnify Party A against all losses suffered by Party A as a result. This includes, but is not limited to, litigation costs, compensation amounts, attorney’s fees (including settlement amounts and damages), and any other related expenses incurred by Party A due to unsuccessful claims.

Article 12 - Breach of Contract Handling

1.	In the event of violations of laws or regulations or breaches of this contract attributable to Party B or Party C, and upon regular notice by Party A with no improvement observed beyond the specified period, Party A may terminate the contract in accordance with the provisions of Article 13 of this contract.

2.	If either Party B or Party C violates laws or breaches the contract, Party A may terminate the whole or part of this contract, and the other party shall not object.

Article 13 - Termination and Rescission of the Contract

1.	The termination reasons for this contract are as follows:

(a)	Termination agreed upon in writing by all three parties.

(b)	Termination by Party A due to violations of laws or regulations or breaches of this contract by either Party B or Party C, as stipulated in the preceding article, or in accordance with the provisions of Article 5(5), Article 8(2), Article 9(3), or Article 12(2) of this contract.

(c)	Termination by Party A if either Party B or Party C ceases operations, undergoes liquidation, merger, division, bankruptcy or bankruptcy settlement proceedings, or is placed under receivership, or if Party B’s investment approval is revoked or withdrawn, as such cases occur.

(d)	Termination by Party A when, due to objective circumstances, it becomes impossible to continue the current project, or when the project cannot be completed or the research report cannot be submitted within the specified contract period, or if research results cannot be accepted even if completed.

(e)	Termination by Party A if the subsidy funding is unable to be disbursed or is delayed due to reasons not attributable to Party A (including but not limited to budget reductions), Party A may terminate the contract, adjust the amount of the subsidy, or take other dispositions, and Party B and Party C shall not raise objections or claims for damages or other requests against Party A. However, Party B may still submit an application for contract termination under the provisions of the first paragraph of this section, subject to Party A’s approval.

(f)	Termination by either Party B or Party C due to natural disasters, incidents, changes in government regulations, force majeure, or other unforeseeable events that seriously affect the performance of this contract.

2.	Handling of Contract Termination:

(a)	In case of contract termination due to the reasons stipulated in the previous subsection or subsection (e) of the same article, the rights and obligations shall be determined through mutual agreement of the three parties.

(b)	In cases of contract termination due to the reasons stipulated in the previous subsections or other reasons attributable to either Party B or Party C, after Party A submits the matter to the review committee and confirms the termination, the following methods may be applied:

1.b.1.	If the current project has not been initiated, Party A shall cease disbursing and shall recover any undisbursed funds.

1.b.2.	If the current project is in progress and termination is attributable to one party, Party A shall cease disbursing or recover the second- phase payment. Party B or Party C shall submit expense receipts for the utilized funds to Party A for financial settlement. After verification by Party A, if the executed project costs exceed the disbursed funds, Party A has no obligation to provide payment. If termination is not attributable to either party, expense receipts for the utilized funds shall be submitted to Party A for validation. After verification by Party A, undisbursed but executed funds shall be disbursed, and undisbursed funds for executed portions shall be returned to Party A.

1.b.3.	If Party A incurs damages as a result, attributable either to Party B or Party C, the responsible party shall indemnify Party A for the damages incurred. If both Party B and Party C are responsible, they shall be jointly and severally liable for indemnification of the damages suffered by Party A.

(c)	In cases of termination due to the reasons stipulated in the previous subsection or other reasons not attributable to either Party B or Party C, Party B and Party C shall submit expense receipts for the utilized funds to Party A for validation. After verification by Party A, undisbursed but executed funds shall be disbursed, and undisbursed funds for executed portions shall be returned by Party B or Party C to Party A.

(d)	In cases where the current subsidy funding is adjusted due to the reasons stipulated in the first or fifth subsections of this article, the limitation of the ratio stated in the third subsection of Article 4 of this contract shall not apply.

3.	The reasons for the rescission of this contract are as follows:

(a)	Any situation under Article 11(1) deemed to be of serious nature.

(b)	The current project applies for subsidies from other government agencies.

(c)	Falsehood, concealment, forgery, or inconsistency with the facts is found in the project application, interim reports, research results reports, or their attachments.

(d)	Any situation under Article 5(5), Article 8(4), Article 10(4), or Article 11(1) of this contract.

(e)	Violations of laws, contract stipulations, the declaration items in the application statement, or other significant matters that evidently impact the project implementation.

(f)	For two-year projects, the first-year contract is terminated by Party A.

4.	Handling of Contract Rescission: If either Party B or Party C has reasons for rescission stipulated in the previous subsections and Party A confirms the validity through verification, Party A may rescind the whole or a part of this contract and recover the granted subsidy funds.

Article 14 - Confidentiality Obligations

1.	Both Party B and Party C shall establish classification levels in accordance with the “Guidelines for the Protection of Scientific and Technological Information” issued by the Executive Yuan. They shall fulfill confidentiality responsibilities and take remedial measures against potential leaks. They shall also comply with relevant laws and regulations, as well as confidentiality requirements stipulated by Party A, and shall refrain from any actions that infringe upon the rights of Party A. Violators shall be held legally accountable.

2.	If the current project is reviewed and categorized by Party A as a national core technology research program, Party B and the principal investigator of the project shall establish a security control system in accordance with the “Operational Manual for Security Control of Government-Funded National Core Technology Research Projects.” They shall also comply with relevant laws, regulations, and confidentiality requirements set forth by the Ministry of Science and Technology. Failure to adhere to these requirements shall result in legal responsibility. In addition to the provisions of Article 13 of this contract, depending on the severity, Party A may suspend the acceptance of project subsidy applications from Party B and Party C for a period of one to five years.

3.	Party B and Party C shall ensure that project personnel also adhere to the provisions stipulated in the preceding two paragraphs. If project personnel of Party B or Party C violate these provisions, they shall be jointly and severally liable with the defaulting personnel for indemnifying Party A for any damages suffered.

Article 15 - Prohibition of Rights and Obligations Transfer

Neither Party B nor Party C shall transfer the rights and obligations of this contract to any third party without the prior consent of Party A.

Article 16 - Delivery of Notices and Documents

1.	Except where otherwise stipulated in this contract, all notices, documents, or materials delivered to the other party shall be in written Chinese correspondence.

2.	If any party changes its address or contact person, it shall notify the other two parties in writing. Otherwise, if the other two parties send the notice to the original address and perform any of the legally accepted methods of delivery, it shall be considered as duly delivered to the other party.

Article 17 - Supplementary and Amendment of the Contract

1.	Any matters not covered by this contract shall be handled in accordance with the “Basic Science and Technology Act,” “Regulations for the Ownership and Utilization of Government-Funded Scientific and Technological Research and Development Results,” “Regulations for the Ownership and Utilization of Government-Funded Scientific and Technological Research and Development Results by the Ministry of Science and Technology,” “Operational Guidelines for Government-Funded Special Research Projects of the Ministry of Science and Technology,” “Operational Guidelines for Government-Funded Forward-looking Technological Projects of the Ministry of Science and Technology,” “Operational Guidelines for Industry-Academia Collaborative Research Projects of the Ministry of Science and Technology,” “Principles for the Financial Management of Government-Funded Special Research Projects of the Ministry of Science and Technology,” the implementation guidelines of this project, examination and assessment operation manuals, or other relevant legal provisions and provisions of this contract.

2.	If any term of this contract is unclear or conflicting in meaning, or if it becomes ineffective or difficult to perform due to force majeure, policy changes, legal modifications, unforeseen circumstances, or other reasons that hinder its fair and effective execution, the three parties may agree to amend or supplement it. Such amendments or supplements shall be made in writing, signed by all three parties to take effect, and considered as an integral part of this contract.

3.	If any provision of this contract is invalid or unenforceable due to unforeseen circumstances, unless it substantially affects the primary purpose of this contract, the validity of other provisions shall remain unaffected.

Article 18 - Applicable Law

The establishment, modification, effectiveness, performance, interpretation, and all matters related to this contract shall be governed by the laws of the Republic of China (Taiwan).

Article 19 - Jurisdiction by Agreement

For all disputes arising from this contract and the project, the three parties agree that the local district court where Party A is located shall be the court of first instance with jurisdiction.

Article 20 - Miscellaneous

1.	This contract is executed in duplicate, with three originals and seven copies in total. Each party holds one original, and Party A keeps the seven copies. In the event of any discrepancy between the copies, the original version shall prevail.

2.	This contract shall become effective from the date of signature by the representatives of the three parties.

Party A: Central Taiwan Science Park Bureau

Representative: Director-General 許茂新

Address: No.2, Jhongke Rd., Situn District, Taichung City, Taiwan (R.O.C.)

Party B: Taiwan Color Optics, Inc.

Legal Representative: Chairman 徐秀真

Address: 4F., No.32, Keya Rd., Daya Dist., Taichung City, Taiwan (R.O.C.)

Party C: National Chung Hsing University

Representative: President 薛富盛

Address: 145 Xingda Rd., South Dist., Taichung City, Taiwan (R.O.C.)

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